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                                                                    EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 18, 1997, appearing in Cali Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference in this Registration Statement of our report dated September 15, 1997, except as to Note 12, which is as of October 30, 1997, relating to the combined financial statements of The Mack Group, for each of the three years in the period ended December 31, 1996, included in Cali Realty Corporation's Proxy Statement filed on November 10, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.





/s/ Price Waterhouse LLP
Price Waterhouse LLP
New York, New York
January 16, 1998